Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of the 1st day of July, 2015 (the “Effective Date”) by and between Kips Bay Medical, Inc. (the “Company”) and Manuel A. Villafaña (the “Executive”).

WHEREAS, the Company currently employs Executive pursuant an Employment Agreement dated July 25, 2012 (the “2012 Agreement”), which expires by its terms on July 1, 2015; and

WHEREAS, the Company and Executive wish to continue Executive’s employment starting on July 1, 2015 upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company and Executive wish to provide for Executive’s potential transition from the positions of Chairman of the Board of Directors, Chief Executive Officer and President to the position of Executive Chairman of the Board of Directors.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Positions and Duties – Chief Executive Officer and President.

(a)     Positions – Chief Executive Officer and President. The Executive will continue in his present full time positions of Chairman of the Board of Directors, Chief Executive Officer and President during the term of his employment as described in Section 3 below, unless and until such time as the Company’s Board of Directors (the “Board”) notifies Executive of Executive’s transition to the position of Executive Chairman of the Board (“Executive Chairman”) pursuant to Section 2 below. As Chief Executive Officer and President the Executive shall report to the Board.

(b)     Duties – Chief Executive Officer and President.

                          (i)     The Executive’s principal duty shall be to assist the Board in developing and implementing the Company’s ongoing business strategy and objectives.

                          (ii)     The Executive shall have such other duties as are commensurate with his being the Company’s most senior executive officer, including, but not limited to, being responsible for the general management and operation of the Company.

                          (iii)     The Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business and professional time, energy and diligence to the performance of the duties of such offices.

                          (iv)     The Executive agrees to be subject to the Company’s control, rules, regulations, policies and programs. The Executive further agrees that he shall carry on all correspondence, publicity and advertising in the Company’s name and he shall not enter into any contract on behalf of the Company except as necessary or appropriate to execute the business plan approved by the Board.

2.	Positions and Duties – Executive Chairman.

(a)     Position – Executive Chairman. At any time following the Effective Date, the Board, in its sole and absolute discretion, may appoint a new Chief Executive Officer and President and elect to transition Executive from the full time positions of Chairman of the Board, Chief Executive Officer and President to the full time position of Executive Chairman. At such time, Executive shall no longer hold the positions of Chief Executive Officer and President, but shall continue to serve as a member of the Board (assuming he continues to be re-elected by the Company’s shareholders as a director), and the Executive shall continue to be employed by the Company as Executive Chairman during the term of his employment as described in Section 3 below. As Executive Chairman, the Executive shall report to the Board.

(b)      Duties – Executive Chairman.

(i)     The Executive shall have such duties, roles and responsibilities consistent with such position as are described on Schedule A hereto or as otherwise agreed upon from time to time by the Executive and the Board and shall perform all acts associated with such role as necessary and desirable to advance the best interests of the Company.

(ii)     The Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business and professional time, energy and diligence to the performance of the duties of such offices.

(iii)     The Executive shall coordinate his duties and responsibilities with the Company’s President and Chief Executive Officer and will not enter into any agreement or contract on behalf of the Company without prior approval from the Board or the Company’s President and Chief Executive Officer.

(iv)     The Executive agrees to be subject to the Company’s control, rules, regulations, policies and programs. The Executive further agrees that he shall carry on all correspondence, publicity and advertising in the Company’s name and he shall not enter into any contract on behalf of the Company, except as necessary or appropriate to execute the business plan approved by the Board.

3.	Term

Unless a Board Determination to Cease Business (as defined below) occurs prior to the Effective Date or Executive’s continued employment with the Company as Chairman of the Board, Chief Executive Officer and President under the 2012 Agreement has terminated prior to the Effective Date, the Executive’s employment by the Company hereunder will commence on the Effective Date of this Agreement and continue until terminated in accordance with Section 6 below. The period of the Executive’s employment hereunder is referred to herein as the “Term.” The date on which the Executive ceases to be employed, regardless of the reason, is the “Date of Termination.” In the event a Board Determination to Cease Business (as defined below) occurs prior to the Effective Date or the Executive is not employed by the Company as Chairman of the Board, Chief Executive Officer and President under the 2012 Agreement through the Effective Date, this Agreement shall immediately terminate without effect and without either party having any rights or obligations hereunder.

4.	Compensation

(a)     Base Salary. Commencing on the Effective Date, the Company will pay the Executive a base salary of US $215,000 per annum; provided, however, that in the event the Executive on the Effective Date or thereafter becomes the Executive Chairman, the Company will pay the Executive (i) a base salary of US $150,500 per annum for the first 12 months that the Executive serves as Executive Chairman, and (ii) a base salary of US $107,500 per annum thereafter until the earlier of: June 30, 2017 or the Date of Termination, in either event prorated to the amount of time in each period actually spent employed as Executive Chairman (the “Base Salary”). Notwithstanding the foregoing, the Board will review the Base Salary periodically and may adjust the Base Salary from time to time in light of the Company’s performance and cash position, prevailing market conditions and the Executive’s contributions to the Company recognizing that the Executive’s base salary prior to January 2015 salary reductions was $363,875 per year.

(b)     Annual Bonus. The Executive shall be eligible to earn an annual performance-based bonus in accordance with the Company’s bonus policies, subject to the terms and condition of such policies as established by the Company from time to time.

5.	Expenses; Fringe Benefits

(a)     Expenses. The Company will pay or reimburse the Executive for reasonable, ordinary, necessary and documented business or entertainment expenses incurred during his employment in the performance of his services hereunder in accordance with the directions of the Board and when the Executive is serving as Executive Chairman, the Company’s President and Chief Executive Officer, and reimbursement policies of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, must comply with the Company’s expense reimbursement policy as in effect from time to time and provide all statements, bills or receipts evidencing the expenses, plus any other information or materials that the Company may require, within sixty (60) days of incurring such expense.

(b)     Benefit Plans. The Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive benefits under welfare benefit plans, retirement plans and programs, and other programs provided by the Company to its executive employees generally, subject, however, to the applicable eligibility and other provisions of the plans and programs in effect from time to time.

6.	Termination

(a)     Termination by the Company for Cause. Notwithstanding anything herein to the contrary, the Company may terminate the Executive’s employment for Cause (as defined below) at any time effective upon the giving of written notice to the Executive setting forth a Date of Termination. The term “Cause” shall include, but not be limited to, the following grounds:

(i)     the Executive’s breach of any provision of this Agreement which is not cured within thirty (30) days following Executive’s receipt of written notice thereof from the Board;

(ii)     the Executive’s refusal to comply with the written, lawful instructions of the Board;

(iii)     the Executive’s misappropriation of the funds or physical or intellectual property of the Company, or any of its customers, clients, agents or employees;

(iv)     the Executive’s use of illegal drugs, or conducting Company business under the influence of illegal drugs, drugs illegally obtained, or alcohol;

(v)     the Executive’s commission of any act that constitutes a felony or any crime involving moral turpitude, dishonesty or theft;

(vi)     the Executive’s failure to comply with the Company’s business practices and policies, including without limitation, policies against protected class harassment and discrimination, including sexual harassment; or

(vii)     the Executive’s commission of any act or omission that materially injures, or could reasonably be expected to materially injure, the reputation, business, or business relationships of the Company.

(b)     Termination by the Company Without Cause. Notwithstanding anything to the contrary herein, the Company may terminate the Executive’s employment without Cause at any time by giving the Executive sixty (60) days advance written notice of termination.

(c)     Termination by the Company Upon Board Determination to Cease Business. Notwithstanding anything to the contrary herein, the Company may terminate the Executive’s employment in the event the Board determines to cease the business of the Company for any reason, which shall include, without limitation, a Board decision to cease efforts to commercialize the Company’s eSVS MESH or commence a proceeding for bankruptcy, dissolution or liquidation of the Company (referred to herein as a “Board Determination to Cease Business”).

(d)     Termination Upon Death or Disability. Notwithstanding anything to the contrary herein,

(i)     in the event of the Executive’s death, the Executive’s employment shall end and the Date of Termination shall be the date of the Executive’s death (“Death”).

(ii)     in the event the Executive shall be unable to perform the essential functions of his position, with or without reasonable accommodation, on account of a mental or physical impairment that substantially limits one or more of life’s major activities for periods aggregating ninety (90) calendar days (whether or not continuous) or more in any period of 365 calendar days (“Disability”), or such other period as required by law (including to the extent that the Company can reasonably accommodate the Disability for more than this 90-day period), the Company may terminate the Executive’s employment by giving written notice to the Executive setting forth a Date of Termination. For the avoidance of doubt, the Company shall continue to pay Executive’s Base Salary during periods of physical or mental impairment before such time periods have been satisfied and such notice of termination has been given.

(e)     Termination by the Executive without Good Reason. Notwithstanding anything to the contrary herein, the Executive may terminate his employment without Good Reason by giving the Company sixty (60) days advance written notice of resignation. The Company may, at any time during the notice period, relieve the Executive of his duties and place him on a paid leave of absence for the remainder of the notice period.

(f)     Termination by the Executive for Good Reason. Notwithstanding anything herein to the contrary, the Executive may terminate his employment for Good Reason (as defined below) at any time effective upon the giving of written notice to the Company and the Date of Termination shall be the date of Company’s receipt of such notice. The term “Good Reason” shall mean any of the following events occurring without Executive’s consent, which is not cured by the Company within sixty (60) days of Company’s receipt of a written notice from Executive. Such notice shall identify the applicable event, request that the Company cure the event and be delivered to the Company not more than thirty (30) days after the occurrence of the event. If the Company does not cure the event within the 60-day period, Executive may give Good Reason notice of termination to the Company within ten (10) days following expiration of the cure period. The Good Reason events shall consist of:

(i)     a reduction of Executive’s annual Base Salary by more than 10% unless such reduction is part of a general cost reduction program resulting from the Company’s financial constraints or is due to Executive’s transition to Executive Chairman;

(ii)     a material reduction in Executive’s authority or scope of responsibility with respect to the Company’s operations unless such reduction is due to Executive’s transition to Executive Chairman;

(iii)     the relocation of Executive’s primary place of employment by more than forty (40) miles from Executive’s then-current primary place of employment;

(iv)     failure to nominate the Executive as a member of the Board, removal of the Executive from the position of Chairman of the Board or Executive Chairman, or the appointment of an individual other than the Executive to serve as Chairman of the Board or Executive Chairman; or

(v)     the Company’s material breach of this Agreement.

Upon Executive’s request, the Board may in its sole discretion agree to designate other circumstances as constituting Good Reason.

(g)     Termination on June 30, 2017. If not terminated earlier, Executive’s employment with the Company shall terminate on June 30, 2017.

7.	Effect of Termination of Employment

(a)     Termination by the Company for Cause, by the Company upon a Board Determination to Cease Business, by the Executive without Good Reason, upon Executive’s Disability, or on June 30, 2017. In the event of the termination of the Executive’s employment by the Company for Cause, by the Company upon a Board Determination to Cease Business, by the Executive without Good Reason, upon the Executive’s Disability, or pursuant to Section 6(g) above on June 30, 2017, the Executive shall be entitled to the following payments and benefits, subject to any appropriate offsets, as required or permitted by applicable law, for debts or money due to the Company or an affiliate thereof (collectively, “Offsets”):

(i)     unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination; and

(ii)     any benefits accrued to the Executive through the Date of Termination under the plans and programs described in Section 5.

(b)     Termination by the Company Without Cause, upon Executive’s Death or by the Executive for Good Reason. In the event of the termination of the Executive’s employment by the Company without Cause, upon Executive’s Death or by the Executive for Good Reason, the Executive shall be entitled to the following payments and benefits, subject to any Offsets:

(i)     unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination;

(ii)     any benefits accrued to the Executive through the Date of Termination under the plans and programs described in Section 5;

(iii)     as severance pay, his ending Base Salary to be paid, subject to any delays required by Section 7(d) below, according to the Company’s normal payroll schedule for continuing employees through the period ending on June 30, 2017 (the “Severance Period”); and

(iv)     the annual incentive bonus for that fiscal year at target performance (or if the target goals have not been set at the time of the Executive’s employment termination, then the target goals in effect for the prior fiscal year), waiving any condition for continued employment, multiplied by a fraction, the numerator of which is the number of days worked by the Executive in the bonus period prior to the termination of employment, and the denominator of which is the number of days in the bonus period, less any amount of any such incentive bonus that has been paid; provided, however, that the prorated incentive bonus will be payable and paid only if senior management of the Company are paid a bonus based on achievement of goals at or above target for the year in which the termination occurs and, subject to any delays required by Section 7(d) below, will be paid to the Executive at the same time and manner as the bonus is paid to other senior management of the Company.

(c)     Ending Base Salary. If Executive’s termination for Good Reason is based upon the Company’s reduction of Executive’s annual Base Salary as described in Section 6(f)(i) above, then the “ending Base Salary” referred to in Section 7(b)(iii) above shall be Executive’s annual Base Salary immediately prior to such reduction.

(d)     Conditions and Timing of Payments. The severance payments and annual incentive bonus under Sections 7(b)(iii) and (iv) are conditioned on the Executive signing, or if payments are triggered by the Executive’s Death, a representative of the Executive’s estate, returning, not rescinding and complying with a separation agreement that includes (i) a full and final release of claims in favor of the Company, in a form to be provided by the Company (the “Separation Agreement”) and (ii) Executive’s agreement to provide consulting and advisory services to the Company without additional pay from time to time during the Severance Period as needed by the Company, except following the Executive’s Death. The Company shall provide Executive, or the representative of his estate, a form of Separation Agreement within ten (10) days following the Executive’s termination of employment or Death and the Separation Agreement must be signed and returned to the Company within sixty (60) days of receipt. The severance payments and annual incentive bonus under Sections 7(b)(iii) and (iv) will be payable or commenced on the first day of the seventh month following the Executive’s termination of employment or, if payment is due on account of Death, within ninety (90) days after the Executive’s date of Death. Any payments accruing for payroll periods prior to the first payment date will be paid on the first payment date, with the remaining severance payments made on the regular payroll periods continuing through the end of the Severance Period. The Company and Executive intend that Executive’s termination of employment under either Section 7(a) or Section 7(b) above shall constitute a “separation from service” as that phrase is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and they agree (i) that the level of consulting and advisory services provided by Executive following the termination of employment shall not exceed the level permitted by Code Section 409A following a separation from service and (ii) that they shall disregard any continuing services that Executive may provide solely as a member of the Board as provided under Treas. Reg. Sec. 1.409A-1(h)(5).

(e)     Termination and Clawback of Severance or Bonus upon Breach. If the Executive breaches any material provision of the Separation Agreement or Sections 8 or 9 of this Agreement, in addition to any other remedies at law or in equity, the Company may cease making any severance payments or annual bonus payments under Sections 7(b)(iii) or 7(b)(iv) without affecting its rights under this Agreement or the Separation Agreement, and may seek to recoup from the Executive any payments already made to the Executive under Sections 7(b)(iii) or 7(b)(iv).

(f)     Termination of Severance or Bonus upon Ceasing Business. Notwithstanding anything in this Agreement to the contrary, in the event of a Board Determination to Cease Business following termination of the Executive’s employment, the Company shall cease making and shall have no further obligation to make any severance payments or annual bonus payments to Executive under Section 7(b)(iii) or 7(b)(iv) or otherwise without affecting its rights under this Agreement or the Separation Agreement.

(g)     Other Positions. Upon any termination of the Executive’s employment with the Company for any reason, voluntary or involuntary, the Executive shall also automatically resign, and will automatically be deemed to have resigned, from all other positions with the Company and its affiliates, including from the Board, unless Executive and the Company agree otherwise in writing.

8.	Restrictive Covenants

(a)     Non-Solicitation/Non-Servicing. The Executive acknowledges that: (i) the business in which the Company competes is highly competitive; (ii) as a key executive, he has participated and will continue to participate in servicing current customers and vendors and/or soliciting prospective customers and vendors, and that Executive has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) his employment requires the performance of services that are special, unique, and extraordinary, and his position with the Company places him in a position of confidence and trust with the Company’s customers, vendors and employees; and (iv) his rendering of services to the Company’s customers and vendors necessarily will require the continuing disclosure to the Executive of confidential information (as defined in Section 8(b) hereof) of the Company. In the course of his employment, the Executive has developed personal relationships with the Company’s customers and vendors and knowledge of those customers’ and vendors’ affairs and requirements, and the Company’s relationship with its customers and vendors dependent upon the Executive’s actions. Thus, the Executive agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the Company’s confidential information, goodwill and business, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless it contained the covenants in this Section 8. The Executive therefore agrees that he will not, as an employee, consultant, contractor, partner, shareholder, or in association with, any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

(i)     during the period that he is employed by the Company and for a period of two (2) years after the Date of Termination, render any services to, engage in, guaranty any obligations of, or have any ownership interests or other affiliation in, any aspect of any business that provides products or services that are the same as, or similar to, or compete with the Company’s then-current products, products in development and services, in any country where the Company offers to sell or sells its products or services;

(ii)     during the period that he is employed by the Company and for a period of two (2) years after the Date of Termination, attempt in any manner to solicit, persuade, induce, or encourage any customer, vendor, supplier, consultant or other person or entity that has (or had within twelve months before the Date of Termination) a contractual or other business relationship with the Company to cease to do business or to reduce the amount of business that any such person or entity has customarily done or is reasonably expected to do with the Company; or

(iii)     during the period that he is employed by the Company and for a period of two (2) years after the Date of Termination, employ as an employee or retain as a consultant any person who is then (or during the twelve months before the Date of Termination was) an employee or consultant of the Company or persuade or attempt to persuade any such employee or consultant to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

(b)     Confidential Information. During the Executive’s employment with the Company, he has acquired and had access to confidential or proprietary information about the prototypes, product development plans and designs, clinical testing data and results, patents, trademarks, access to computer files, marketing strategies, marketing campaigns, financial information and records, computer software programs, agreements and/or contracts between the Company and customers, customer contacts, creative policies and ideas, and information about or received from customers and other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information.” The Executive is aware that the Confidential Information is not readily available to the public; accordingly, he also agrees that he will not at any time (whether during or after the Term), disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of Confidential Information or as required by law) any Confidential Information, or utilize such Confidential Information for the benefit of himself or any third party. The Executive agrees that these restrictions shall apply whether or not any such information is marked “confidential” and regardless of the form of the information. If the Executive becomes legally required to disclose any Confidential Information, he will provide the Company with prompt notice thereof so the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8(b) to permit a particular disclosure. If such protective order or other remedy is not obtained or if the Company waives compliance with the provisions of this Section 8(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential Information that he is legally required to disclose and, at the Company’s expense, will cooperate with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential Information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “Material”) compiled by him or made available to him during his employment with the Company and/or its predecessor (whether or not the Material constitutes or contains confidential Information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive’s employment with the Company or at any other time upon request. Except in connection with the Executive’s employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the Material.

(c)     Remedies. If the Executive commits a breach, or is about to commit a breach, of any of the provisions of Sections 8(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and seek all remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach. If the Company prevails against the Executive in a legal action for violation of any portion of this Agreement, the Company shall be entitled to collect from the Executive all attorneys’ fees and costs incurred by the Company in bringing any action to enforce the terms of this Agreement, as well as any attorneys’ fees and costs incurred by the Company for the collection of any judgments in the Company’s favor arising out of the Executive’s violations.

(d)     Understandings. The Executive acknowledges and agrees that (a) the Company informed him as part of the offer of employment under the terms of this Agreement that the restrictive covenants set forth above would be required as part of the terms and conditions of such employment; (b) he has carefully considered the restrictions contained in this Agreement and determined that they are reasonable, and has sought the advice of legal counsel if so inclined; (c) the restrictions in this Agreement will not unduly restrict the Executive in securing other suitable employment in the event of termination from the Company; and (d) he signed this Agreement before or upon commencement of, and as a condition to, his employment with the Company under this Agreement.

(e)     Notification of Restrictive Covenants. Before accepting employment or consulting work with any person, corporation or other entity during the Term or any period thereafter that the Executive is subject to the restrictions set forth in this Section 8, the Executive shall notify the prospective employer or principal in writing of his obligations under such provisions and shall simultaneously provide a copy of such written notice to the Company. In addition, by signing below, the Executive authorizes the Company to notify third parties (including, but not limited, the Company’s customers and competitors) of the terms of Sections 8 and 9 of this Agreement and the Executive’s responsibilities hereunder.

(f)     Tolling. The duration of the restrictive covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of those covenants, and all restrictions shall automatically be extended by the period of the Executive’s violation of any such covenants.

(g)     Survival. The parties agree that this Section 8 shall survive termination of the Executive’s employment with the Company and termination of this Agreement for any reason.

(h)     Scope. As used in this Section 8, the term “Company” shall include the Company and all parents, subsidiaries and affiliates of the Company and the Company.

9.	Assignment of Inventions and Copyrights

(a)     Executive will and hereby does irrevocably assign to the Company and its successors, assigns, and legal representatives:

(i)     Except as provided by any statutory notice provided herewith, the entire right, title and interest to all Inventions;

“Inventions”, as used herein, means all inventions conceived or made or reduced to practice in whole or in part by Executive after being employed by the Company, including discoveries, improvements, designs, processes, techniques, equipment, trademarks, and ideas (whether patentable or not and including, without limitation, those that might be copyrightable).

(ii)     The entire right, title and interest to any United States or foreign Letters Patents which may issue or that has issued with respect to Inventions;

(iii)     The entire right, title and interest to any renewals, reissues, extensions, substitutions, continuations, continuations-in-part, or divisions that may be filed with respect to the Inventions, applications, and patents;

(iv)     The right to apply for Letters Patents in foreign countries in its own name and to claim any priority rights to which such foreign applications are entitled under international conventions, treaties or otherwise; and

(v)     The right to sue for past, present, and future infringement of such Inventions and Letters Patent.

(b)     Executive further agrees to provide written disclosure of all Inventions to the Company, even if any Invention is not assigned according to terms of any statutory notice provided herewith.

(c)     Executive hereby authorizes and requests the Commissioner of Patents and Trademarks to issue to the Company any Letters Patents which may be granted in accordance with this Assignment.

(d)     Copyrights.

(i)     Executive hereby acknowledges and agrees that, to the extent any work performed by Executive for the Company gives rise to the creation of any copyrightable material (“Work”), all such Work, including all text, software, source code, scripts, designs, diagrams, documentation, writings, visual works, or other materials shall be deemed to be a work made for hire for the Company.

(ii)     To the extent that title to any Work may not, by operation of law, vest in the Company or such Work may not be considered work made for hire for the Company, all rights, title and interest therein were assigned and are hereby irrevocably assigned to the Company, including but not limited to the right to sue for past, present, and future infringement of any Work. All such Work shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.

(iii)     To the extent that title to any Work may not be assigned to the Company, Executive hereby grants the Company a worldwide, nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, unlimited, transferable, sublicensable license, without right of accounting, in such Work.

(e)     Executive agrees to execute and deliver without further consideration such documents and to perform such other lawful acts as the Company, its successors and assigns may deem necessary to fully secure the Company’s rights, title or interest in all Works and Inventions as set forth in this Agreement.

(f)     Notice to Executive. Pursuant to Minnesota Statutes Section 181.78, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Company.

(g)     Survival. The parties agree that this Section 9 shall survive termination of the Executive’s employment with the Company and termination of this Agreement for any reason.

10.	Enforceability

It is intended that the obligations of the Executive to perform pursuant to the terms of this Agreement are unconditional and do not depend on the performance or nonperformance of any agreements, duties or obligations between the Company and the Executive not specifically contained in this Agreement.

The Company’s action in not enforcing a breach of any part of this Agreement shall not prevent the Company from enforcing it as to the same or any other breach of this Agreement.

11.	Assignment

The Company shall have the right to assign this Agreement. This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other reorganization. The Executive’s rights and obligations under this Agreement are personal to the Executive; he may not assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective.

12.	Modification

This Agreement may not be orally cancelled, changed, modified or amended; and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

13.	409A Compliance

It is intended that any amounts payable under this Agreement shall be exempt from or comply with the applicable requirements, if any, of Code Section 409A, and the parties will interpret this Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. The parties agree that this Agreement may be amended by the Company (as determined by the Company) to the extent necessary to comply with Code Section 409A. The Company and Executive acknowledge that the payments described in this Agreement to be paid following the termination of Executive’s employment are subject to the requirements of Code Section 409A and that whether or not Executive is a “specified employee” as defined in Code Section 409A at the time of his “separation from service,” payments will not be paid or commence earlier than the first day of the seventh month following the date of the Executive’s termination of employment, except in the event of Death, in which case payments will commence within 30 days following Death. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” shall have the same meaning as “separation from service” as defined in Code Section 409A.

14.	Severability and Survival

If any provision of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed or reformed to be enforceable. The parties’ respective rights and obligations hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

15.	Applicable Law and Legal Proceedings

(a)     The Company’s principal offices are located in Plymouth, Minnesota. Therefore, all questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced under the laws of Minnesota, without giving effect to any choice-of-law provision or rule (whether in Minnesota or elsewhere) that would cause the application of the laws of any jurisdiction other than Minnesota.

(b)     Except for an action seeking injunctive relief, the Company and the Executive agree that any dispute arising either under this Agreement or otherwise from the employment relationship shall be resolved by arbitration. Each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute. The party invoking arbitration shall notify the other party in writing (the “Written Notice”). The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator. If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association (“AAA”) or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator. The arbitration shall be (i) conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, (ii) held in Hennepin County, Minnesota, and (iii) completed within six months (or within such other time as the parties may mutually agree) of the receipt of Written Notice by the party being notified. The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes. The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction. To the extent permitted by applicable law, each party shall bear its own costs, including attorneys’ fees, and share all costs of the arbitration equally. Nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law.

(c)      In the case of actions seeking injunctive relief only, each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Minnesota state court or federal court sitting in Hennepin County, Minnesota, and any appellate court therefrom.

16.	Representations by Executive

The Executive represents that he is not subject to any agreement, instrument, order, judgment or decree, or any other agreement, that would prevent or limit him from entering into this Agreement or that would be breached upon performance of his duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. Executive will defend and indemnify the Company if this representation is not true.

If the Executive possesses any information that he knows or should know is considered by any third party, such as a former employer of the Executive’s, to be confidential, trade secret, or otherwise proprietary, the Executive shall not disclose such information to the Company or use such information to benefit the Company in any way.

17.	Entire Agreement

This Agreement represents the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior discussions, negotiations, agreements, plans and arrangements relating to the employment of the Executive by the Company and all parents, subsidiaries and affiliates of the Company, including the Company, are nullified and superseded hereby.

18.	Headings

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.	Withholdings

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required under any applicable law or regulation.

20.	Counterparts

This Agreement may be executed by facsimile transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

21.	No Strict Construction

The language used in this Agreement will be deemed to be chosen by the Company and the Executive to express their mutual intent. No rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

Signatures on Following Page

Kips Bay Medical, Inc.

Date:	March 24, 2015	By:	/s/ Scott Kellen
Scott Kellen
		Its:	Chief Operating Officer and
Chief Financial Officer

Manuel A. Villafaña

Date:	March 24, 2015	By:	/s/ Manuel A. Villafaña

Schedule A

Specified duties of Executive Chairman consist of:

●	Transition responsibilities to and provide orientation to the Company’s President and Chief Executive Officer (“CEO”);
●	Provide counsel to CEO on organization structure, financial structure, regulatory strategy and related topics;
●	Develop and execute company strategy with CEO;
●	Provide overall leadership and strategic direction of the Company, together with the Board and CEO;
●	Provide guidance to the CEO and other senior management of the Company;
●	Coordinate activities of the Board;
●	Play integral part of strengthening relationships with physicians, customers, shareholders, regulatory bodies and other important constituencies; and
●	Assist CEO with strategic business development activities.